Exhibit 99.1
TENNECO NAMES HARI NAIR AS CHIEF OPERATING OFFICER;
PROMOTES JOSEP FORNOS TO SENIOR VICE PRESIDENT,
EUROPE, SOUTH AMERICA AND INDIA
Lake Forest, Illinois, July 15, 2010 — Tenneco Inc. (NYSE: TEN) today announced that Hari Nair has been named to the newly created position of Chief Operating Officer (COO), effective immediately. In this role, Nair will be responsible for Tenneco’s operations globally, reporting to Gregg Sherrill, Tenneco chairman and CEO.
Nair, 50, has been serving as the company’s president, International Group, since March 2007, responsible for the company’s operations in Europe, South America, India and Asia- Pacific. He was named to Tenneco’s Board of Directors in March 2009.
“Tenneco is creating the Chief Operating Officer position as part of our continuing effort to better serve customers by increasing global coordination and driving synergies across all our businesses,” Sherrill said. “Hari has extensive global experience and has done a great job integrating our International Group operations, which accounted for 55 percent of Tenneco’s revenues in 2009. He is the right leader to meet our goal of integrating our operations by bringing together all our regions, supply chain management and manufacturing into one global organization.”
The company also announced the promotion of Josep Fornos, 57, to the newly created position of senior vice president, Europe, South America and India. Fornos, who has been vice president and general manager, European original equipment (OE) emission control, since March 2007, will now have responsibility for the company’s OE and aftermarket business operations in these regions. Fornos will report to Nair and be based in Tenneco’s European headquarters in Brussels.
Also reporting to Nair will be:
•	Neal Yanos, executive vice president, North America;

•	Michael Charlton, senior vice president, global supply chain management and manufacturing;

•	Patrick Guo, vice president and managing director, China;

•	Jeff Jarrell, vice president and managing director, Japan;

•	Laurence Bukoh, general manager, ASEAN and Korea; and,

•	Mike Shnier, managing director, Australia and New Zealand.
With the exception of Fornos, the current scope of responsibilities for each of Nair’s direct reports will remain unchanged.
Enrique Orta, 38, will replace Fornos as vice president and general manager, European OE emission control. Orta, who had been executive director, operations, European emission control, since February, 2008, will report to Fornos and be based at the company’s European emissions control headquarters in Edenkoben, Germany.
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Other than the structural changes and appointments announced today, there are no further changes in existing reporting relationships to Gregg Sherrill.
ADDITIONAL INFORMATION
Hari Nair — Before his most recent assignment as president, International Group, Nair served as executive vice president and managing director for Tenneco’s business in Europe, South America and India. In this position, he led a turnaround of the company’s European business significantly improving operational performance. Nair was previously managing director and general manager for Tenneco South America and for Tenneco Asia, where he established many of the company’s operations. Nair joined Tenneco Automotive in 1987 as manager of business planning, focusing on the company’s early international expansion projects. He has a degree in engineering from Bradley University and an MBA in finance and international business from the University of Notre Dame.
Josep Fornos — Fornos joined Tenneco in 2000 as vice president and general manager, original equipment ride control, Europe, where he strengthened the company’s competitiveness in the ride control segment by focusing on advanced technology and improving Tenneco’s manufacturing footprint in Eastern Europe. He was promoted to his most recent position as vice president and general manager, European original equipment emission control in 2007. Prior to joining Tenneco in 2000, Fornos spent a year at Lear Corporation as general manager of the company’s seating and wire and harness business in France, following Lear’s acquisition of United Technologies Automotive. Fornos spent 16 years with United Technologies Automotive, holding several management positions in production, engineering and quality control in Spain, and later having Europe-wide responsibility for engineering and quality control. Fornos has a degree in electrical engineering from Polytechnic University, Barcelona, and an MBA from the IESE, Barcelona.
Enrique Orta — In his most recent role as executive director, operations, European emission control, Orta has been responsible for directing all manufacturing activities at the company’s emission control plants in Europe, including South Africa. He joined Tenneco in August 1995 as financial controller and HR manager at the company’s newly acquired Valencia, Spain emission control plant. He has held various positions in the operations group since 1999, including Valencia plant manager and regional director of Tenneco’s South Europe operations. In 2005, Orta was named program director for the company’s European emission control business, which he held until being promoted to his most recent position in February 2008. Orta has a degree in economics and business administration from the University of Valencia, and a MBA from Cambridge University.
Tenneco is a $4.6 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
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